EXHIBIT 99.1
                                 PENTACON, INC.
                                   401(k) PLAN
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                           PENTACON, INC. 401(K) PLAN

                                TABLE OF CONTENTS

SECTION                                                                   PAGE

                SECTION I: INTRODUCTION

1.1   PURPOSE OF THE PLAN....................................................1
1.2   EXCLUSIVE BENEFIT OF PARTICIPANTS......................................1
1.3   RIGHTS UNDER PLAN......................................................1
1.4   PLAN MERGERS...........................................................1
1.5   PLAN A VOLUNTARY UNDERTAKING BY EMPLOYERS..............................2
1.6   AMENDMENT OF MERGED PLANS..............................................2

                SECTION II: DEFINITIONS AND CONSTRUCTION OF TERMS

2.1   DEFINITIONS............................................................3
2.2   CONSTRUCTION OF TERMS.................................................11

                SECTION III: PLAN ADMINISTRATION

3.1   PLAN ADMINISTRATOR....................................................12
3.2   NO BOND REQUIRED......................................................12
3.3   GENERAL POWERS AND DUTIES.............................................12
3.4   CLAIMS FOR BENEFITS...................................................13
3.5   MAINTENANCE OF ACCOUNTS AND REPORTS...................................13
3.6   INFORMATION TO BE FURNISHED...........................................14
3.7   RELIANCE ON DATA AND OPINIONS.........................................14
3.8   ACTION NON-DISCRIMINATORY.............................................14
3.9   LIABILITY OF AND INDEMNITY TO MEMBERS.................................14
3.10  INVESTMENT MANAGER....................................................15
3.11  TRUSTEE...............................................................15

                SECTION IV: ELIGIBILITY AND PARTICIPATION

4.1   PLAN PARTICIPATION....................................................16
4.2   CONTINUING PARTICIPANTS...............................................16
4.3   FUTURE PARTICIPANTS...................................................16
4.4   REEMPLOYMENT..........................................................16

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                SECTION V: PARTICIPANT CONTRIBUTIONS

5.1   PARTICIPANT CONTRIBUTIONS.............................................17
5.2   CHANGE IN PARTICIPANT CONTRIBUTIONS...................................17
5.3   SUSPENSION OF PARTICIPANT CONTRIBUTIONS...............................18
5.4   LIMITS ON PARTICIPANT CONTRIBUTIONS...................................18
5.5   ACTUAL DEFERRAL PERCENTAGE............................................20
5.6   ACTUAL DEFERRAL PERCENTAGE TEST.......................................20
5.7   ADJUSTMENTS AS A RESULT OF ACTUAL DEFERRAL PERCENTAGE TEST............21
5.8   MAXIMUM CONTRIBUTION PERCENTAGE.......................................22
5.9   ADJUSTMENTS FOR EXCESSIVE CONTRIBUTION PERCENTAGE.....................24
5.10  ROLLOVER CONTRIBUTIONS................................................25

                SECTION VI: EMPLOYER CONTRIBUTIONS AND PLAN EXPENSES

6.1   SOURCE OF CONTRIBUTIONS...............................................26
6.2   EMPLOYER CONTRIBUTIONS................................................26
6.3   PAYMENT OF EMPLOYER CONTRIBUTIONS.....................................27
6.4   CONTRIBUTIONS BY AFFILIATED EMPLOYER..................................27
6.5   EXPENSES OF PLAN AND TRUST............................................28
6.6   RETURN OF CONTRIBUTIONS...............................................28
6.7   INITIAL MERGED PLANS..................................................28

                SECTION VII: ACCOUNTS

7.1   401(K) ACCOUNTS.......................................................30
7.2   EMPLOYER ACCOUNTS.....................................................30
7.3   MONEY PURCHASE ACCOUNTS...............................................30
7.4   ROLLOVER ACCOUNTS.....................................................30
7.5   ACCOUNT INFORMATION...................................................30

                SECTION VIII: INVESTMENT PROVISIONS AND ACCOUNT BALANCES

8.1   INVESTMENT FUNDS......................................................31
8.2   INVESTMENT OPTIONS....................................................31
8.3   CHANGE IN INVESTMENT OPTION...........................................32
8.4   CALCULATION OF ACCOUNT BALANCES.......................................32
8.5   VOTING COMPANY STOCK..................................................33

                SECTION IX: LIMITS ON BENEFITS AND TOP-HEAVY RULES

9.1   APPLICABILITY OF SECTION..............................................34
9.2   DEFINED CONTRIBUTION LIMIT............................................34

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9.3   LIMITATION FOR TWO TYPES OF PLANS.....................................35
9.4   COMBINING OF PLANS....................................................35
9.5   SUSPENSE ACCOUNTS.....................................................35
9.6   TOP HEAVY PROVISIONS..................................................36

                SECTION X: VESTING OF ACCOUNTS

10.1  401(K) AND ROLLOVER ACCOUNTS..........................................39
10.2  EMPLOYER ACCOUNTS.....................................................39
10.3  TERMINATION OF PLAN OR EMPLOYER CONTRIBUTIONS.........................40

                SECTION XI: DISTRIBUTIONS, FORFEITURES, WITHDRAWALS AND LOANS

11.1  DISTRIBUTIONS.........................................................41
11.2  FORFEITURES...........................................................43
11.3  AUTOMATIC CASHOUTS....................................................44
11.4  LOANS.................................................................45
11.5  ROLLOVER ACCOUNT WITHDRAWALS..........................................47
11.6  HARDSHIP WITHDRAWALS..................................................47
11.7  AGE 59 1/2 WITHDRAWALS................................................49
11.8  DIRECT ROLLOVER DISTRIBUTIONS.........................................50
11.9  30-DAY WAIVER.........................................................51
11.10 PRERETIREMENT SURVIVOR ANNUITY........................................51

                SECTION XII: BENEFICIARY DESIGNATIONS

12.1  DESIGNATION OF BENEFICIARIES..........................................54

                SECTION XIII: SPECIAL PAYMENT PROVISIONS

13.1  PAYMENTS TO MINORS AND INCOMPETENTS...................................55
13.2  NON-ASSIGNABILITY OF RIGHTS...........................................55

                SECTION XIV: AFFILIATED COMPANIES

14.1  ADOPTION OF PLAN......................................................56
14.2  WITHDRAWAL FROM PLAN..................................................56
14.3  TERMINATION OF EMPLOYER PARTICIPATION BY BOARD........................57

                SECTION XV: AMENDMENT AND TERMINATION

15.1  RIGHT TO AMEND OR TERMINATE...........................................58
15.2  RESTRICTIONS ON AMENDMENT.............................................59

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15.3  EFFECT OF DISSOLUTION OR EMPLOYER MERGER..............................59
15.4  EFFECT OF PLAN MERGER, CONSOLIDATION OR TRANSFER OF ASSETS............59
15.5  DISTRIBUTION UPON TERMINATION OF PLAN.................................60

                SECTION XVI: GENERAL PROVISIONS

16.1  EMPLOYER'S RIGHTS.....................................................61
16.2  NOTICE OF ADDRESS.....................................................61
16.3  COPIES OF PLAN AVAILABLE..............................................61
16.4  TITLES AND HEADINGS...................................................61
16.5  COUNTERPARTS..........................................................62
16.6  USERRA CREDIT.........................................................62
16.7  APPLICABLE LAW........................................................62

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                                 PENTACON, INC.
                                   401(K) PLAN

      The Pentacon, Inc. 401(k) Plan is hereby established effective as of September 1, 1999, by the merger and restatement of the various plans of the Company's subsidiaries. The terms and provisions of the Plan are as follows:

                                    SECTION I

                                  INTRODUCTION

      1.1 PURPOSE OF THE PLAN. The purpose of this Plan is to provide a retirement benefit for eligible Employees through a systematic matching 401(k) savings program.

      1.2 EXCLUSIVE BENEFIT OF PARTICIPANTS. This Plan has been adopted for the exclusive benefit of the Participants and their Beneficiaries. So far as possible, this Plan shall be interpreted in a manner consistent with this intent and with the intention of the Company that this Plan shall satisfy those provisions of ERISA and the Code relating to qualified employee profit sharing plans with a Section 401(k) feature.

      1.3 RIGHTS UNDER PLAN. The Plan shall not give any Employee or any other person any legal or equitable right as against any Employer, the Plan Administrator or the Trustee, or in the assets of the Plan, except and to the extent that such right is specifically provided for in this Plan or by applicable law.

      1.4 PLAN MERGERS. The plans of one or more of Affiliates may be merged into the Plan from time to time. Following such merger all rights and benefits under the Merged Plans shall be determined under the terms and provisions of the Plan; however, nothing herein shall operate or be construed to deprive any Participant of any protected benefit, within the meaning of Code Section

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411(d)(6) and the regulations thereunder, he may have had under a Merged Plan as in effect immediately prior to its merger, except as permitted by applicable law.

          Unless and until changed by the Participant under this Plan, all contribution elections, distribution elections and beneficiary designations made by a Participant under a Merged Plan shall continue without interruption or change under this Plan.

          The list of Merged Plans and the effective date of their mergers is set forth on Attachment B, as it may be amended from time to time by the Committee.

      1.5 PLAN A VOLUNTARY UNDERTAKING BY EMPLOYERS. This Plan is strictly a voluntary undertaking on the part of each Employer and shall not be deemed or construed to constitute a contract between any Employer and any Employee or other person or to be a consideration for or inducement to, or a condition of, the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of any Employer or interfere in any way with the right of any Employer to discharge any Employee at any time.

      1.6 AMENDMENT OF MERGED PLANS. Unless a Merged Plan document has already been amended (or is a prototype document that is subsequently amended with an earlier effective date) the provisions of this Plan which are required by the Code, Treasury Regulations or other applicable law to have an effective date prior to the date a Merged Plan is merged into this Plan, are hereby deemed to be also made with respect to such Merged Plan document, effective for all purposes as of the earlier date such change is required to be effective or, if elected by operation of the Merged Plan to have an earlier effective date, as of such earlier operational effective date.

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                                  SECTION II

                      DEFINITIONS AND CONSTRUCTION OF TERMS

      2.1 DEFINITIONS. For purposes of the Plan, the following words and phrases shall have the meanings stated below unless a different meaning is clearly required by the context or otherwise specified in the instruments executed by an Affiliate in adopting the Plan and the Trust Agreement pursuant to Section XIV:

          (a) ACCOUNT means an Employer, 401(k), Money Purchase, and/or Rollover Account, as the case may be, as provided in Section VII.

          (b) AFFILIATE means any corporation which is a member of a "controlled group" of corporations with an Employer, any trade or business under "common control" with any Employer and any member of an "affiliated service group" with an Employer as determined under Code Sections 414(b), (c) and (m), respectively, or as required by regulations under Code Section 414(o). For purposes of Section IX only, said determinations shall be modified where necessary in accordance with Code Section 415(h).

          (c) ANNUITY STARTING DATE means the first day of the first period for which an amount is payable as an annuity, or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.

          (d) BENEFICIARY means the person designated by a Participant or by the Plan pursuant to Section 12.1 to receive any amounts payable under the Plan upon his death.

          (e) BOARD means the Board of Directors of the Company.

          (f) BREAK IN SERVICE means an eligibility or vesting Year of Service during which the Employee is credited with less than 501 Hours of Service. For purposes of determining a Break

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in Service only, an Employee shall be deemed to have completed Hours of Service for periods of absence from work (1) by reason of the pregnancy of the Employee,
(2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child in connection with the adoption of the child by the Employee, or (4) for purposes of caring for the child during the period immediately following the birth or placement for adoption. During the period of such absence, the Employee shall be treated as having completed (1) the number of Hours of Service that normally would have been credited but for the absence, or (2) if the normal Hours of Service worked are unknown, eight Hours of Service for each normal workday during the absence. The total number of Hours of Service required to be treated as completed for any such period of absence shall not exceed 501 hours and those Hours of Service shall be credited only (1) in the year in which the absence begins for one of the permitted reasons, if the crediting is necessary to prevent a Break in Service in that year, or (2) in the following year. In addition, the Employers shall comply with the Family and Medical Leave Act of 1993 in determining Breaks in Service and terminations of employment.

          (g) CODE means the Federal Internal Revenue Code of 1986 as amended from time to time and any subsequently adopted Federal Internal Revenue Code. References in the Plan to sections of the Code shall include corresponding sections in any subsequently adopted Federal Internal Revenue Code.

          (h) COMPANY means Pentacon, Inc.

          (i) COMPANY STOCK means the common stock of the Company.

          (j) COMPENSATION means, with respect to an Employee, the total compensation of the Employee for Form W-2 purposes for the applicable payroll period and while in the Eligible

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Class, including any elective salary reduction contributions excluded from the
Employee's gross income pursuant to Code Section 125 or 402.

            In no event, however, shall the Compensation of a Participant considered for Plan purposes for any Plan Year exceed $160,000, as such amount may be adjusted by Code Sections 401(a)(17) and 415(d). In the event of a Plan Year of less than 12 months, the annual maximum for such year shall equal the product of the annual maximum for a full year and the fraction, the numerator of which is the number of months during the Plan Year and the denominator of which is 12.

          (k) DISABILITY means a total and permanent disability suffered by a Participant which, in the opinion of the Plan Administrator (which opinion shall be conclusive for purposes of the Plan) prevents such Participant from continuing his work with the Employers.

          (l) ELIGIBLE CLASS means, with respect to an Employee, that

              (1) he is employed by an Employer; and

              (2) he is not (i) a member of or represented by a collective bargaining unit that has a bargaining agreement with the Employer, unless such bargaining agreement provides for the participation of its members in the Plan, (ii) a nonresident alien with no U.S. source income, or (iii) a Leased Employee.

          (m) EMPLOYEE means any individual who is an employee of an Employer or Affiliate for purposes of Section 3121(d) of the Code and shall also include any Leased Employee unless, and to the extent, regulations under Code 414(m) permit otherwise.

          (n) EMPLOYER means the Company and each Affiliate which has adopted and is participating in the Plan pursuant to Section XV.

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          (o) EMPLOYER ACCOUNT means an account described in Section 7.2.

          (p) ENTRY DATE means the first day of each month on or following the date an Employee satisfies the eligibility requirements of the Plan.

          (q) ERISA means Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

          (r) 401(K) ACCOUNT means an account described in Section 7.1.

          (s) HIGHLY COMPENSATED EMPLOYEE means an Employee or former Employee who is a highly compensated employee as defined in Code Section 414(q). Generally, any Employee or former Employee is considered a Highly Compensated Employee if during the Plan Year or the preceding Plan Year such Employee or former Employee:

              (i) was at any time a "5% owner." "5% owner" means any person who owns (or is considered as owning within the meaning of Code Section
          318) more than 5% of the outstanding stock of the Employer or stock possessing more than 5% of the total combined voting power of all stock of the Employer or, in the case of an unincorporated business, any person who owns more than 5% of the capital or profits interest in the Employer. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Section 414(b), (c), and
          (m) shall be treated as separate employers; or

              (ii) received ss.415 Compensation from the Employer in excess of $80,000 (as adjusted by Code Section 415(d)); and if elected by the Employer for such preceding year, was in the top 20% of the Employees when ranked on the basis of ss.415 Compensation paid during the previous year,

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In determining who is a Highly Compensated Employee the Company hereby makes a top paid group election and also a calendar year data election. The effect of these elections is that an Employee (who is not a 5-percent owner at any time during the determination year or the look-back year) with compensation in excess of $80,000 (as adjusted) for the look-back year is a Highly Compensated Employee only if the Employee was in the top-paid group for the look-back year and that the look-back year is the calendar year beginning with or within the look-back year.

          (t) HOUR OF SERVICE means each hour for which an Employee is paid, or entitled to payment, by an Employer or an Affiliate by reason of: (1) the performance of duties; and (2) the non-performance of duties due to vacation, holiday, Leave of Absence, etc., (however, no more than 501 Hours of Service shall be required to be credited to an Employee under this subparagraph (2) as a result of any single continuous period during which such Employee performs no duties); and (3) a back pay award or agreement with the Employer or an Affiliate irrespective of mitigation of damages.

              An Employee shall be credited with each Hour of Service he is paid or entitled to a payment; however, an Employee for whom actual records of hours worked are not maintained shall be credited with 45 Hours of Service for each week during which such Employee is paid or entitled to payment.

              Crediting Hours of Service to the applicable computation period as well as calculating Hours of Service for the non-performance of duties shall be done pursuant to Department of Labor Regulations ss.2530.200b-2(b) and (c) (as presently constituted and as amended from time to time), which are herein incorporated by reference.

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          (u) LEASED EMPLOYEE shall mean any person who (1) is not a common-law employee of an Employer and (2) pursuant to an agreement between the Employer and any other person, has performed services for the Employer (or for the Employer and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient.

          (v) LEAVE OF ABSENCE means a temporary absence from service due to sickness, accident, military service, pregnancy, birth of a child, adoption of a child, caring for a child during the period immediately following the birth or adoption of a child or any other temporary absence authorized by the Employer or an Affiliate or required by applicable law, including the Family and Medical Leave Act; provided, however, all Leaves of Absence shall be granted on a non discriminatory basis to Employees similarly situated.

          (w) MERGED PLAN means a plan merged to form this Plan or subsequently merged into the Plan pursuant to Section 1.4.

          (x) MONEY PURCHASE PLAN ACCOUNT means an account described in Section 7.3.

          (y) NET PROFITS means, with respect to the Employers, the current and/or accumulated earnings of the Employers as shown by their books and accounts for general corporate purposes in accordance with generally accepted accounting principles.

          (z) NON-HIGHLY COMPENSATED EMPLOYEE means an Employee or former Employee who is not a Highly Compensated Member.

          (aa) NORMAL RETIREMENT AGE means, with respect to a Participant, the date he reaches age 65.

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          (bb) PARTICIPANT means a person who has an Account under the Plan.

          (cc) PLAN means the "Pentacon, Inc. 401(k) Plan" as set forth herein and as it may hereafter be amended.

          (dd) PLAN ADMINISTRATOR means such corporation and/or individual(s) as may from time to time be designated by the Chief Executive Officer of the Company to serve as administrator of the Plan.

          (ee) PLAN YEAR means the calendar year; provided, however, each Merged Plan shall have a short plan year ending on the day immediately preceding the effective date of its merger into this Plan.

          (ff) ROLLOVER ACCOUNT means an Account described in Section 7.4.

          (gg) TRUST means a trust established to hold assets of the Plan.

          (hh) TRUSTEE means the trustee of a trust established pursuant to the Plan.

          (ii) VALUATION DATE means each business day of the Plan Year on which the principal securities exchanges are open. For purposes of effecting Account transactions, the applicable Valuation Date shall be the date the mutual fund units, shares of Company Stock, or other property, as the case may be, is debited or credited to the Account of the affected Participant.

          (jj) YEAR OF SERVICE means, for vesting purposes, a Plan Year during which the Employee is credited with at least 1,000 Hours of Service, and, for eligibility purposes, the period of 12 consecutive months commencing on the date on which such Employee first completes (or, following a Break in Service, again completes) an Hour of Service; provided, however, if the Employee does not incur a Break in Service as of the end of such initial 12-month period, the eligibility computation period for such Employee shall thereafter be the Plan Year which includes

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the first anniversary of the initial eligibility computation period and each succeeding Plan Year thereafter until the Plan Year such Employee incurs a Break in Service. An Employee who completes 1,000 Hours of Service in his initial eligibility computation period and the Plan Year in which such initial period began shall be credited with two Years of Service for eligibility purposes.

              Individuals who become Employees of the Company or an Affiliate in conjunction with a business acquisition shall be given credit for their years of service with such prior employer; provided, however, (i) no more than five such years of service shall be credited and (ii) such Employees shall not be in the Eligible Class until such date the Plan Administrator determines it is administratively practical for them to enter the Plan, which shall not be later than one year after the acquisition date.

              Years of Service completed before a Break in Service shall be excluded if the Employee did not have any vested right to his Employer Account at the time of such Break in Service and the number of consecutive one-year Breaks in Service equals or exceeds the greater of five or his aggregate Years of Service credited before such Breaks in Service.

              Any Employee who terminates employment and is reemployed by an Employer or Affiliate shall be credited with his pre-termination Years of Service on the date of his reemployment, unless such prior service is excluded in accordance with this section, and such prior Years of Service shall be aggregated with his Years of Service completed after his reemployment for all purposes under the Plan.

              Notwithstanding the foregoing however, if upon the merger of a Merged Plan into the Plan the plan year of the Merged Plan is changed to the calendar year, an employee under the Merged Plan who is credited with the 1,000 Hour of Service in both the vesting computation of the

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Merged Plan as in effect before the merger, and the first full vesting computation under the Plan following the merger, shall receive two Years of Service.

          2.2 CONSTRUCTION OF TERMS. Whenever appropriate herein, words used in the singular shall be construed to include the plural and the plural to include the singular and the use of any one gender to include any other.

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                                   SECTION III

                               PLAN ADMINISTRATION

      3.1 PLAN ADMINISTRATOR. The Company shall be the named fiduciary and administrator of the Plan and the Company's duties as the administrator shall be performed by a committee appointed by the Chief Executive Officer of the Company (the "Plan Administrator"). A member of the Plan Administrator may resign by giving written notice to the Chief Executive Officer of the Company, and the Chief Executive Officer may remove a member of the Plan Administrator upon written notice. The Chief Executive Officer shall appoint a successor to any Plan Administrator that resigns or is removed if it intends to continue the Plan. The Company shall furnish to the Trustee a copy of its resolution appointing the Plan Administrator or any successor Plan Administrator. The Trustee shall be entitled to rely upon the identity and authority of the Plan Administrator as disclosed by such resolution until receipt by it from the Company of written revocation of such authorization.

      3.2 NO BOND REQUIRED. The Plan Administrator shall serve without bond or other security, except as otherwise provided by law.

      3.3 GENERAL POWERS AND DUTIES. The Plan Administrator shall have complete control of the administration of this Plan, with all powers necessary to enable it to carry out its duties in that respect. Not in limitation but in amplification of the foregoing, the Plan Administrator shall have the power to interpret or construe this Plan, to determine all questions that may arise hereunder as to the eligibility of employees and the status and rights of Participants and others, adopt by-laws for the conduct of its affairs and make rules and regulations for the administration of the Plan which are not inconsistent with the terms and provisions hereof, to give directions to the Trustee in regard to the investment of the Trust and such other powers and duties relating to the administration of the

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Plan as are conferred or imposed upon it hereunder and under the Trust. The Plan
Administrator shall at all times comply with the provisions of ERISA and the Code relating to fiduciaries.

      3.4 CLAIMS FOR BENEFITS. Unless waived by the Plan Administrator, persons claiming benefits under the Plan shall be required to file a written application for the same with the Plan Administrator. The Plan Administrator shall make all determinations as to the identity and right of any person to a benefit, and the proper amount thereof, under this Plan. Any denial by the Plan Administrator of the claim for benefits under the Plan by a Participant or other person shall be stated in writing by the Plan Administrator and delivered or mailed to the Participant or other person, and such notice shall set forth the specific reasons for the denial, written to the best of the Plan Administrator's ability in a manner calculated to be understood by such Participant or other person. In addition, the Plan Administrator shall afford a reasonable opportunity to any Participant or other person whose claim for benefits has been denied for a review of the decision denying the claim. The payment of any benefit in accordance with the Plan Administrator's determination shall constitute a complete discharge of all obligations on account thereof. No payment shall be made under this Plan until it has been authorized by the Plan Administrator. The Plan Administrator may require any payee, as a condition to making such payment, to execute a receipt and release in such form as the Plan Administrator shall determine.

      3.5 MAINTENANCE OF ACCOUNTS AND REPORTS. The Plan Administrator shall cause to be kept accounts showing the fiscal transactions of the Plan. The Plan Administrator shall, upon request, render a report showing in reasonable detail the assets and liabilities of the Plan and giving a brief account of the operation of the Plan for the past year to the Board. Such report shall be filed in the office of the Plan Administrator where it shall be open to inspection of any Participant.

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      3.6 INFORMATION TO BE FURNISHED. To enable the Plan Administrator to perform its functions, each Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of each of its Employees who are Participants, their death or other cause for termination of employment, and such other pertinent facts as the Plan Administrator may require.

              Each person claiming a benefit under the Plan shall furnish the Plan Administrator and/or Trustee information and proof as to all facts which the Plan Administrator and Trustee may require.

      3.7 RELIANCE ON DATA AND OPINIONS. The Plan Administrator shall be entitled to rely on all data and information furnished to it by any Employer, the Participants and any other person entitled to receive benefits under the Plan. Each Employer and the Plan Administrator shall be entitled to rely upon all certificates and reports furnished by any accountant designated by the Plan Administrator, and upon all reports, certificates and opinions furnished by any physician selected by the Employer, and upon all opinions given by any attorney selected by the Plan Administrator.

      3.8 ACTION NON-DISCRIMINATORY. The Plan Administrator shall not take any action whatsoever which would result in benefiting one Participant or group of Participants at the expense of another or in discrimination as between Participants similarly situated, nor shall it apply different rules to substantially similar sets of facts.

      3.9 LIABILITY OF AND INDEMNITY TO MEMBERS. The Company shall protect, indemnify and defend each Employee who is serving as the Plan Administrator (and each former Employee who previously served as the Plan Administrator) from and against all claims, liabilities, costs and expenses, including attorneys' fees, which may be asserted against him, arising out of or resulting

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from his action or omission to act in his capacity as a member of the Plan
Administrator, except for his own gross negligence or willful misconduct. However, nothing herein shall be construed or interpreted as constituting an indemnification by the Company to any Plan Administrator who is not an Employee.

      3.10 INVESTMENT MANAGER. The Plan Administrator may appoint (and remove) one or more Investment Managers, within the meaning of ERISA Section 3(38), to manage any or all of the assets of the Trust.

      3.11 TRUSTEE. The Plan Administrator and/or Chief Executive Officer of the Company may appoint (and remove) one or more Trustees to hold any or all of the assets of the Plan and to enter into such trust agreements on behalf of the Company, which shall be deemed a part of the Plan.

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                                   SECTION IV

                          ELIGIBILITY AND PARTICIPATION

      4.1 PLAN PARTICIPATION. Participation in the 401(k) feature of the Plan shall be entirely voluntary for each eligible Employee. Participation in the Employer's nonmatching, discretionary profit sharing contributions, if any, shall be automatic.

      4.2 CONTINUING PARTICIPANTS. Each person who was a Participant in a Merged Plan shall automatically continue as a Participant in the Plan.

      4.3 FUTURE PARTICIPANTS. Each other Employee may become a Participant in the Plan on any Entry Date on which he is in the Eligible Class, age 18 or older, and has completed either a Year of Service or been an Employee for a continuous period of three months, whichever occurs first, by filing a salary reduction election form with his Employer prior to the payroll period as of which he desires such election to become effective. The election form shall contain such information as the Plan Administrator shall deem necessary or desirable in the operation and administration of the Plan.

              Notwithstanding the foregoing, each Employee who is eligible to make 401(k) contributions (whether or not he chooses to do so) shall be a Participant, subject to the provisions of Section 6.2, with respect to any Employer discretionary profit sharing contributions.

      4.4 REEMPLOYMENT. A former Employee shall automatically again be eligible to participate in the Plan on his reemployment date if he is in the Eligible Class. Each other reemployed Employee shall again be eligible for participation in accordance with Section 4.3.

                                    SECTION V

                            PARTICIPANT CONTRIBUTIONS

      5.1 PARTICIPANT CONTRIBUTIONS. Subject to the further provisions of the Plan, a Participant may make contributions to the Plan by salary reduction for each payroll period during which he is in the Eligible Class in an amount equal to not less than 1% nor more than 15% of his Compensation as designated (in whole percentages only) by the Participant.

              Participant contributions shall be paid by the Employer to the Trustee as soon as reasonably practicable, and in no event later than 15 business days following the month in which they were withheld. Participant contributions are intended to qualify under Code Section 401(k) as salary reduction contributions deemed to have been made by the Employer for federal income tax purposes.

      5.2 CHANGE IN PARTICIPANT CONTRIBUTIONS. Within the limitations of Section 5.1, a Participant may increase or decrease the designated percentage of his Compensation to be contributed to the Plan as a 401(k) contribution effective as of the first day of the payroll period that is administratively practical following the receipt of proper notice by his Employer of such change. In addition, the Plan Administrator may prospectively reduce the contribution percentage for the Highly Compensated Employee group (on a uniform basis) effective as of any future payroll period, whenever it believes such reduction will be necessary for such group to meet the nondiscrimination testing requirements of Section 401(k). Unless changed in accordance with the terms of this Plan, the percentage designated by a Participant shall continue in effect notwithstanding any change in his Compensation and the amount of his contribution shall automatically be adjusted to reflect changes in his Compensation.

      5.3 SUSPENSION OF PARTICIPANT CONTRIBUTIONS. A Participant may suspend his 401(k) contributions effective as of the first day of the payroll period that is administratively practical following the receipt of proper notice by his Employer of such suspension. A Participant who has voluntarily suspended his contributions may, if he is still in the Eligible Class, resume such suspended contributions to the Plan as of the first Entry Date that is at least six months after the effective date of such suspension by giving proper notice of such resumption to his Employer prior to the payroll period such resumption of contributions is to become effective.

              A Participant's contributions shall be automatically suspended whenever such Participant is not in the Eligible Class.

      5.4 LIMITS ON PARTICIPANT CONTRIBUTIONS. The following provisions in Sections 5.4 through 5.9 shall control over any other provisions in the Plan in conflict with the same:

              (a) A Participant's 401(k) contributions shall in no event exceed $10,000 for the taxable year of the Participant. This dollar limitation shall be adjusted annually as provided in Code Section 415(d) pursuant to regulations. The adjusted limitation shall be effective as of January 1 of each calendar year.

              (b) In the event that the dollar limitation provided for in (a) is exceeded, the Plan Administrator shall direct the Trustee to distribute such excess amount, and any income (or loss) allocable to such amount (as provided in (d) below), to the Participant not later than the April 15 following the close of the Participant's taxable year.

              (c) In the event that a Participant is also a participant in (1) another qualified cash or deferred arrangement (as defined in Code Section 401(k)), (2) a simplified employee pension (as defined in Code Section 408(k)), or (3) a salary reduction arrangement (within the meaning of Code

Section 3121(a)(5)(D)) and the elective deferrals, as defined in Code Section 402(g)(3), made under such other arrangement(s) and this Plan cumulatively exceed $10,000 (or such amount adjusted annually as provided in Code Section 415(d) pursuant to regulations) for such Participant's taxable year, the Participant may, not later than March 1 following the close of his taxable year, notify the Plan Administrator in writing of such excess and request that his 401(k) contributions under this Plan be reduced by an amount specified by the Participant. Such amount shall then be distributed in the same manner as provided in (b). And, to the extent Employer matching contributions have been made with respect to an excess deferral, such matching amount (and income or loss) shall be forfeited, notwithstanding anything in the Plan to the contrary.

              (d) The income (or loss) allocable to returnable contributions shall equal the sum of the allocable gain or loss for the Plan Year and the allocable gain or loss for the period between the end of the Plan Year and the date of distribution. Income includes all earnings and appreciation, including such items as interest, dividends, rent, royalties, gains from the sale of property, appreciation in the value of stocks, bonds, annuity and life insurance contracts, and other property, without regard to whether such appreciation has been realized.

              The income (or loss) allocable to returnable contributions for the Plan Year is determined by multiplying the income (or loss) for the Plan Year allocable to employee contributions, if any, Employer matching contributions, and amounts treated as matching contributions (whichever is applicable) by a fraction. The numerator of the fraction is the amount of returnable contributions made on behalf of the employee for the Plan Year. The denominator of the fraction is the total account balance of the employee attributable to employee contributions, matching contributions and amounts treated as matching contributions as of the end of the Plan Year, reduced by the gain allocable to such total amount for the Plan Year and increased by the loss allocable to such total amount for the Plan Year.

      5.5 ACTUAL DEFERRAL PERCENTAGE. For purposes of this Section, "Actual Deferral Percentage" means, with respect to the Highly Compensated Employee group and Non-Highly Compensated Employee group for a Plan Year, the average of the ratios, calculated separately for each member in such group, of the amount of 401(k) contributions allocated to each member's 401(k) Account (unreduced by distributions made pursuant to Sections 5.4(b) and 5.4(d)) for such Plan Year, to such Participant's Compensation for such Plan Year.

      5.6 ACTUAL DEFERRAL PERCENTAGE TEST.

              (a) Maximum Annual Allocation: For each Plan Year, the annual allocation derived from 401(k) contributions to a Participant's 401(k) Account shall satisfy one of the following tests:

                  (1) The "Actual Deferral Percentage" for the Highly
              Compensated Employee group shall not be more than the "Actual Deferral Percentage" of the Non- Highly Compensated Employee group for the prior Plan Year multiplied by 1.25, or

                  (2) The excess of the "Actual Deferral Percentage" for the
              Highly Compensated Employee group over the "Actual Deferral Percentage" for the Non Highly Compensated Employee group for the prior Plan Year shall not be more than two percentage points. Additionally, the "Actual Deferral Percentage" for the Highly Compensated Employee group shall not exceed the "Actual Deferral Percentage" for the Non-Highly Compensated Employee group multiplied by two. This alternative limitation test cannot be used to satisfy the Actual Deferral Percentage test and the

              Contribution Percentage Test of Section 5.8 except as otherwise provided by regulations.

                  If the Company has elected to use the Current Year Testing method, then, in calculating the aggregate limit for a particular Plan Year, the Non-Highly Compensated Employees' ADP and ACP for that Plan Year, instead of for the prior Plan Year, is used.

         (b) For the purposes of Sections 5.6(a) and 5.7, a Highly Compensated Employee and a Non-Highly Compensated Employee shall include any Employee eligible to make a deferral election pursuant to Section 5.1, whether or not such deferral election was made.

         (c) For the purposes of this Section, if two or more plans which include cash or deferred arrangements are considered one plan for the purposes of Code Section 401(a)(4) or 410(b), the cash or deferred arrangements included in such plans shall be treated as one arrangement.

         (d) For the purposes of this Section, if a Highly Compensated Employee is a member under two or more cash or deferred arrangements of the Employer, all such cash or deferred arrangements shall be treated as one cash or deferred arrangement for the purpose of determining the deferral percentage with respect to such Highly Compensated Employee.

         (e) Notwithstanding the above, the determination and treatment of 401(k) contributions and "Actual Deferral Percentage" of any Participant shall satisfy such other requirements as may be prescribed by the Secretary of the Treasury.

      5.7 ADJUSTMENTS AS A RESULT OF ACTUAL DEFERRAL PERCENTAGE TEST. In the event that the initial allocations of the contributions made pursuant to the Plan do not satisfy one of the tests set forth in Section 5.6(a), then on or before the 15th day of the third month following the end of the

Plan Year, but in no event later than the close of the following Plan Year, the Plan Administrator shall direct the Trustee to distribute to the Highly Compensated Employee group the aggregate amount of excess 401(k) contributions (and any income allocable to such contributions as provided in (d) of Section 5.4), beginning with the Participants having the highest dollar amount of 401(k) contributions (after reduction for any excess 401(k) contributions), reducing such Participants' contributions pro rata to the next highest dollar amount of 401(k) contributions (and continuing with the next highest group and so on) until the aggregate excess amount is distributed.

         The amount of excess deferrals to be distributed with respect to a Highly Compensated Employee for a taxable year will be reduced by any excess contributions previously distributed or recharacterized for the Plan Year beginning with or within such taxable year.

      5.8 MAXIMUM CONTRIBUTION PERCENTAGE.

             (a) The "Contribution Percentage" for the Highly Compensated Employee group shall not exceed the greater of:

                 (1) 125% of such percentage for the Non-Highly Compensated
             Employee group for the prior Plan Year; or

                 (2) the lesser of 200% of such percentage for the Non-Highly
             Compensated Employee group for the prior Plan Year, or such percentage for the Non-Highly Compensated Employee group for the prior Plan Year plus two percentage points, or such lesser amount determined pursuant to Regulations to prevent the multiple use of this alternative limitation with respect to any Highly Compensated Employee.

                 If the Company has elected to use the Current Year Testing method, then, in calculating the aggregate limit for a particular Plan Year, the Non-Highly Compensated Employees' ADP and ACP for that Plan Year, instead of for the prior Plan Year, is used.

             (b) For the purposes of this Section and Section 5.9, "Contribution Percentage"

for a Plan Year means, with respect to the Highly Compensated Employee group and Non-Highly Compensated Employee group, the average of the ratios (calculated separately for each member in each group) of:

                 (1) the sum of the Employer matching contributions and employee after tax contributions (if any) contributed under the Plan on behalf of each such member for such Plan Year; to

                 (2) the Participant's Compensation for such Plan Year.

             (c) For purposes of this Section, if two or more plans of the Employer to which matching contributions, Employee contributions, or elective deferrals are made are treated as one plan for purposes of Code Section 410(b), such plans shall be treated as one plan for purposes of this Section 5.8. In addition, if a Highly Compensated Employee participates in two or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k) which are maintained by the Employer to which such contributions are made, all such contributions shall be aggregated for purposes of this Section 5.8.

             (d) For purposes of Section 5.8(a) and 5.9, a Highly Compensated Employee and Non-Highly Compensated Employee shall include any Employee eligible to have matching contributions allocated to his account for the Plan Year.

      5.9 ADJUSTMENTS FOR EXCESSIVE CONTRIBUTION PERCENTAGE.

             (a) In the event that the "Contribution Percentage" for the Highly Compensated Employee group exceeds the "Contribution Percentage" for the Non-Highly Compensated Employee group pursuant to Section 5.8(a), the Plan Administrator (on or before the 15th day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year) shall direct the Trustee to distribute to the Highly Compensated Employee group the amount of "Excess Aggregate Contributions" (and any income or loss allocable to such contributions as provided in (d) of Section 5.4), beginning with the Participant(s) with the highest dollar amount of such contributions (after distribution of any Excess Aggregate Contributions), reducing such Participants' contributions pro rata to the next highest dollar amount of contributions (and continuing with the next highest group and so on) until the aggregate amount of such excess is distributed. However, no forfeiture may be allocated to a Highly Compensated Employee whose contributions are reduced pursuant to this Section.

             (b) For the purposes of this Section, "Excess Aggregate Contributions" means, with respect to any Plan Year, the excess of:

                 (1) the aggregate amount of contributions pursuant to Sections
             5.8(b)(1) and 5.8(c) actually made on behalf of the Highly Compensated Employee group for such Plan Year, over

                 (2) the maximum amount of such contributions permitted under the limitations of Section 5.8(a).

             (c) The determination of the amount of "Excess Aggregate Contributions" with respect to any Plan Year shall be made after:

                 (1) first determining the excess contributions pursuant to
             Section 5.4(a), and

                 (2) then determining the excess annual allocations pursuant to
             Section 5.6 (a).

      5.10 ROLLOVER CONTRIBUTIONS. An Employee in the Eligible Class who has received a distribution from a plan that is qualified under Code Section 401(a) may rollover (including a direct rollover within the meaning of the Code Section 401(a)(31)) in the form of check or by wire transfer, and if approved by the Plan Administrator, in the form of a plan note) all or part of the taxable portion of such distribution into the Plan provided that (1) such rollover meets the requirements of Code Section 402(a) concerning qualified rollover treatment and (2) the Employee completes the administrative forms necessary to effectuate such rollover as determined by the Plan Administrator.

                                   SECTION VI

                    EMPLOYER CONTRIBUTIONS AND PLAN EXPENSES

      6.1 SOURCE OF CONTRIBUTIONS. All Employer and Participant 401(k) contributions to the Plan shall be made only out of the Employer's Net Profits (the intent being that the Plan qualify as a profit sharing plan); however, if there are no Net Profits, then in accordance with Code Section 401(a)(27) the Board, in its sole discretion, may authorize all or part of such contributions to be made notwithstanding the lack of Net Profits, provided the Plan still qualifies as a profit sharing plan.

      6.2 EMPLOYER CONTRIBUTIONS. Subject to the further provisions of the Plan, the Employers shall contribute to the Plan on behalf of each Participant who made 401(k) contributions to the Plan with respect to a payroll period an amount equal to 50% of such Participant's 401(k) contributions for such payroll period, but, except as provided below, excluding any 401(k) contributions made in excess of 6% of his Compensation for such payroll period. Notwithstanding the foregoing, a Participant who is an Employee in the Eligible Class at the end of the Plan Year, or who terminated from the Eligible Class during the Plan Year due to death or Disability, shall receive an Employer matching contribution at the end of the Plan Year equal to (i) 50% of the Participant's aggregate 401(k) contributions for the Plan Year not in excess of 6% of his Compensation for the payroll periods during the Plan Year he was eligible to participate, minus (ii) the amount of Employer matching contributions already made for the Participant that Plan Year.

             Subject to the further provisions of the Plan, the Employers shall contribute out of their Net Profits on behalf of each Participant who is in the Eligible Class at the end of the applicable Plan Year (or terminated from the Eligible Class during such Plan Year due to death, Disability or after attaining his Normal Retirement Age) an amount equal to such percentage, if any, of the Participant's Compensation received while in the Eligible Class and eligible to contribute for the applicable Plan Year as may be determined by the Board in its sole discretion for that Plan Year. The Board may direct that all or a portion of any such discretionary profit sharing contribution must be invested in the Company Stock Fund on such terms and conditions as it may establish.

             The amount of Employer contributions otherwise to be made at any specified time shall be reduced by the amount of forfeitures then existing under the Plan, which shall be applied and treated as if they were Employer contributions for Plan purposes.

      6.3 PAYMENT OF EMPLOYER CONTRIBUTIONS. Payments of Employer contributions with respect to any Plan Year shall be made in cash, wire transfer or, to the extent such contribution is a discretionary Employer contribution to be invested in the Company Stock Fund (as defined in Attachment A), in shares of Company Stock, or in any combination thereof, as determined in the discretion of the Company, and shall be paid over to the Trustee at such times as directed by the Company but in all events on or before the due date, including any extensions thereof, for filing the Company's federal income tax return for the taxable year which ends coincident with the end of such Plan Year.

      6.4 CONTRIBUTIONS BY AFFILIATED EMPLOYER. If any Employer which is part of an affiliated group, as defined in Code Section 1504, is prevented from making a contribution which it would otherwise have made under the Plan, by reason of having insufficient Net Profits, then so much of the contribution which such Employer was so prevented from making may be made, for the benefit of the Employees of such Employer, by the other affiliated Employer(s) in accordance with the provisions of Code Section 404(a)(3)(B).

      6.5 EXPENSES OF PLAN AND TRUST. All expenses reasonably incurred in connection with the administration of the Plan and Trust (including without limitation bonding costs, attorneys' and Trustee's fees, and accounting fees and charges) shall, unless paid by the Employers, be a charge against and be paid out of the Trust by the Trustee.

      6.6 RETURN OF CONTRIBUTIONS. An Employer contribution made based on a good faith mistake of fact or good faith mistake in determining the deductibility of the contribution or conditioned upon the initial qualification of the Plan shall be returned to the Employer within one year of the mistaken payment or disallowance of the deduction or denial of qualification, as the case may be. The amount returnable is the excess of the amount contributed over the amount that would have been contributed had there not occurred such mistake. However, earnings on the excess amount may not be so returned and any losses attributable to such amount shall reduce the amount returnable. Further, the amount returnable cannot cause the individual account of any Participant to be reduced to less than it would have been had the mistaken amount not been contributed.

      6.7 INITIAL MERGED PLANS. With respect to each plan merged to form the Plan on September 1, 1999 (an "Initial Merged Plan"), its Employer, in its discretion, may make a discretionary profit sharing contribution with respect to such Initial Merged Plan for its plan year that ends August 31, 1999, with such contribution being made after the merger date. The contribution for such short plan year shall be allocated to the participants of the Initial Merged Plan for that short plan year in accordance with the then terms of such Initial Merged Plan, including without limitation, the allocation formula in effect for allocating employer discretionary profit sharing contributions under such Initial Merged Plan; provided, however, any compensation earned after the merger date shall not be included. The Code Section 415, ADP, ACP and other required tests shall be made for each Initial Merged Plan on the basis of their respective short plan years and any contributions, distributions or other corrective actions necessary to be taken after the end of the short plan year, but with respect to that short plan year or an earlier plan year shall be taken under the terms of such Initial Merged Plan.

                                   SECTION VII

                                    ACCOUNTS

      7.1 401(K) ACCOUNTS. The Plan Administrator shall cause to be maintained for each Participant who makes 401(k) contributions to the Plan a separate 401(k) Account which shall reflect the portion of his interest in the Trust which is attributable to his own 401(k) contributions.

      7.2 EMPLOYER ACCOUNTS. The Plan Administrator shall cause to be maintained for each Participant a separate Employer Account which shall reflect the portion of his interest in the Trust which is attributable to the Employer's matching contributions made on his behalf and any Employer discretionary nonmatching contribution made on his behalf.

      7.3 MONEY PURCHASE ACCOUNTS. The Plan Administrator shall cause to be maintained for each Participant who had an account under the Maumee Industries, Inc. Money Purchase Pension Plan and Trust (and any other Merged Plan that is a money purchase plan) on the date it was merged into this Plan a separate Money Purchase Account which shall reflect the portion of his interest in the Trust which is attributable to such merged Maumee plan account.

      7.4 ROLLOVER ACCOUNTS. The Plan Administrator shall cause to be maintained for each Participant who makes a rollover contribution to the Plan a separate Rollover Account which shall reflect the portion of his interest in the Trust which is attributable to his rollover contributions.

      7.5 ACCOUNT INFORMATION. The Plan Administrator shall deliver or cause to be delivered to each Participant after the end of each calendar quarter, or at such other times as determined by the Plan Administrator, a statement, in such form as the Plan Administrator shall determine, setting forth pertinent information relative to such Participant's Accounts.

                                  SECTION VIII

                   INVESTMENT PROVISIONS AND ACCOUNT BALANCES

      8.1 INVESTMENT FUNDS. The Trustee shall maintain, for amounts contributed to the Plan, those investment funds set forth on Attachment A, as it may be amended from time to time and which is made a part of the Plan for all purposes. The Plan Administrator may direct the Trustee to invest one or more of such funds with a specified insurance company, mutual fund or appoint one or more Investment Managers to manage the same and may also direct the Trustee to maintain new and/or delete existing funds from time to time.

      8.2 INVESTMENT OPTIONS. Each Participant's 401(k) contributions and rollover contributions, if any, and the Employer matching contributions made on behalf of such Participant shall be invested by the Trustee in one or more of the funds as specified by the Participant in increments (whole percentages only) totaling 100%. Subject to Section 8.3, the Employer's discretionary nonmatching contribution, if any, shall be invested in the Company Stock Fund, unless the Employer directs the Trustee otherwise. At the time an Employee becomes a Participant, he shall complete and file a Plan form (or by electronic means) designating the investment option(s) in which his 401(k) contributions and/or rollover contributions, if any, and the Employer matching contributions on his behalf are to be initially invested. Separate elections may not be made with respect to different types of contributions. If no designation is filed by a Participant, he shall be deemed to have elected the most conservative interest rate or money market type of fund then being offered under the Plan.

             Notwithstanding the foregoing, any Participant in a Merged Plan who has not made a timely new investment election under the Plan shall have his Accounts invested in the applicable

"mapping" fund or, if none, the most conservative investment fund then offered, until such time thereafter as the Participant makes a proper investment election under the Plan.

      8.3 CHANGE IN INVESTMENT OPTION. An investment option designated by a Participant shall be deemed to be a continuing one until changed in accordance with this Section 8.3. Subject to any applicable transfer restrictions in an insurance company group investment contract of a fund concerning the maximum amounts that may be transferred following the occurrence of certain contingent events as set forth in the contract, a Participant may change his investment option with respect to the current balance of his Accounts (other than discretionary Employer nonmatching contributions that the Board has directed be invested in Company Stock, unless the Participant is age 55 or older) and/or his and the Employer's future matching contributions to be made on his behalf by properly notifying the Plan Administrator or its designee. However, notwithstanding anything in the Plan to the contrary, a Participant who is age 55 or older may direct, from time to time, that all or any portion of the discretionary Employer profit sharing contributions made on his behalf and directed by the Board to be invested in Company Stock, if any, be reinvested in one or more of the other investment funds.

      8.4 CALCULATION OF ACCOUNT BALANCES. The value of a Participant's Accounts shall be determined as of any Valuation Date (i) to the extent invested in a mutual fund, based on the published per unit value of the units of that mutual fund as of the applicable Valuation Date, (ii) to the extent invested in the Company Stock Fund, in units as determined by the recordkeeper, and (iii) to the extent invested in any insurance investment contract or similar product, the book value of such contract as reported by the issuer, subject to any "market value" adjustments applicable under such contract.

      8.5 VOTING COMPANY STOCK. The Trustee shall notify each Participant who has Company Stock allocated to his Account of each matter on which such shares are to be voted and each tender or exchange offer and utilize its best efforts to distribute or cause to be distributed to such Participant in a timely manner all information received by the Trustee as a recordholder of shares of Company Stock in connection with any such vote, tender or exchange offer. Each Participant shall have the right from time to time with respect to the shares of Company Stock allocated to his Account, to instruct the Trustee in writing as to the manner in which to vote such shares and how to respond to any tender or exchange offer which shall be pending or which may be made in the future for all shares of Company Stock or any portion thereof. A Participant's instructions shall remain in force until superseded in writing by the Participant. The Trustee shall vote or tender or exchange such shares of Company Stock as and to the extent so instructed. The Trustee shall not vote, sell, convey or transfer any allocated shares of Company Stock for which no directions are timely received from Participants pursuant to the immediately preceding paragraph. Unless and until shares of Company Stock are tendered or exchanged, the individual instructions received by the Trustee from Participant shall be held in strict confidence by the Trustee and shall not be divulged or released to any person, including, but not limited to officers or Employees of the Company, or of any other Employer; provided, however, that the Trustee shall advise the Company, at any time upon request, of the total number of shares not subject to instructions to tender or exchange. The Trustee shall not make recommendations to Participants on whether to instruct the Trustee to vote, tender or exchange shares of Company Stock.

                                   SECTION IX

                     LIMITS ON BENEFITS AND TOP-HEAVY RULES

      9.1 APPLICABILITY OF SECTION. The special provisions contained in this
Section IX supersede and control any other provisions of the Plan in conflict therewith and the provisions of Code Section 415 that may not be applied in more than one manner are hereby incorporated by reference and shall control over any provision in the Plan in conflict therewith.

      9.2 DEFINED CONTRIBUTION LIMIT. In no event shall the Annual Addition (as defined below) with respect to a Participant for a Plan Year, which shall be the limitation year for purposes of Code Section 415, exceed the lesser of

             (a) $30,000.00; or

             (b) 25% of the Participant's annual compensation (as defined in Treas. Reg. ss.1.415-2(d), I.e., the ss.415 Compensation), which shall include any elective deferrals made pursuant to Code Sections 125 or 401(k), for such Limitation Year.

             Annual Addition means, with respect to a Participant, the sum for any Limitation Year, of

                  (1) Employer contributions, including Participant 401(k)
             contributions;

                  (2) employee contributions (except as provided in Code Section
             415(c)(2)); and

                  (3) forfeitures

allocated to such Participant's accounts in a defined contribution plan of an Employer or Affiliate and any other amounts required to be treated as an annual addition by Code Sections 415(1)(2), 419A(d)(3) or 419(e).

      9.3 LIMITATION FOR TWO TYPES OF PLANS. In the event a Participant in this Plan is also (or has been) a Participant in a defined benefit plan maintained by an Employer or Affiliate, the sum of the defined benefit fraction and the defined contribution fraction for any Limitation Year may not exceed 1.0 and if the initial sum exceeds 1.0, the Annual Additions to this Plan shall be reduced as necessary to meet such fraction. The defined contribution fraction for any Limitation Year is (1) divided by (2) where (1) is the sum of the actual Annual Additions to the Participant's account at the close of the Limitation Year, and
(2) is the sum of the lesser of the following amounts determined for such year and for each prior year of service of the employee: (a) 1.25 times the dollar limitation in effect for each such year (without regard to the special dollar limitations for employee stock ownership plans), or (b) 1.4 times 25% of the Participant's compensation for each year. The defined benefit plan fraction for any Limitation Year is (1) divided by (2), where: (1) is the projected annual benefit of the Participant under the plan (determined as of the close of the Limitation Year), and (2) Is the lesser of (a) 1.25 times the dollar limitation (adjusted, if necessary) for such year, or (b) 1.4 times 100% of the Participant's average compensation for the high 3 years (adjusted, if necessary). The provisions of Code Section 415(e) shall not be applicable for limitation years that begin after December 31, 1999.

      9.4 COMBINING OF PLANS. For the purposes of applying the foregoing limitations, all defined benefit plans and all defined contribution plans, whether or not terminated, of an Employer and Affiliate are to be treated as one defined benefit plan and one defined contribution plan, respectively.

      9.5 SUSPENSE ACCOUNTS. If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant's compensation, a reasonable error in determining the amount of 401(k) contributions that may be made by a Participant, or such other facts and circumstances as the Commissioner approves, the annual additions exceed the applicable limitations set forth above, the unmatched 401(k) contributions of the Participant (plus any income thereon) shall first be returned to the extent necessary and if an excess remains, the excess amount attributable to Employer contributions shall be reallocated among the Profit Sharing Accounts of the other Participants entitled to an allocation for the year in proportion to the Employer profit sharing contribution allocated to each such Participant for that Limitation Year, subject to the limitations of this Section XI.

      9.6 TOP HEAVY PROVISIONS. The following provisions are to be applied to determine if the Plan is top-heavy with the meaning of Code Section 416 and the consequences if it is.

             (a) DETERMINATION OF WHETHER THE PLAN IS TOP-HEAVY.

             1. TOP-HEAVY RATIO. The Plan shall be top-heavy for a Plan Year if the current balance of the Accounts under the Plan for "key employees" (as defined below) exceeds 60% of the current balance of the Accounts of all Participants as of a Determination Date (as defined below). The "top-heavy ratio" shall be determined in accordance with Code Section 416(g). In determining the current balance under the Plan, all distributions made during the Plan Year of the determination plus the four preceding Plan Years shall be included. Further, the accounts of any Participant who has not performed any services for the Employers during the 5-year test period shall be ignored.

             2. PLANS TO BE AGGREGATED. For purposes of determining whether the Plan is top-heavy, plans of the Employers and Affiliates in which a key employee participates and each other plan of the Employers and Affiliates which enables any such plan to meet the requirements of Code Section 401(a)(4) or 410 shall be aggregated ("Required Aggregation Group") in determining whether the Plan and such plan(s) are top-heavy. However, the Employer may treat any other plan as part of such group if such group would continue to meet the requirements of Code Section 401(a)(4) and 410 ("Permissive Aggregation Group").

         3. KEY EMPLOYEES. A Participant or former Participant (including beneficiaries of such participants) in the Plan shall be a "key employee" if at any time during the Plan Year or any of the four preceding Plan Years he is an officer of the Employer whose Compensation exceeds 50% of the Code Section 415(b)(1)(A) dollar limit, one of the 10 employees owning both the largest interests in the Employer and a greater than 1/2% interest, if such employee's Compensation exceeds the Code Section 415(c)(1)(A) dollar limit, a 5% owner of the Employer, or a 1% owner of the Employer having an annual Compensation from the Employer of more than $150,000, subject to the limitations in Code Section 416(i) on the number of key employees. Any employee who is not a key-employee shall be a "non-key employee."

         4. DETERMINATION DATE. The Determination Date shall be the last day of the preceding Plan Year, except for the initial Plan Year the Determination Date shall be the last day of such year.

         (b) MINIMUM CONTRIBUTION IF THE PLAN IS TOP-HEAVY. For each year the Plan is top-heavy each non-key Employee in the Eligible Class (regardless of his Period of Service) shall, if he is employed by the Employer on the last day of the Plan Year, receive an Employer contribution (plus forfeitures) equal to the greater of (i) his Employer contribution for that Plan Year under the Plan or
(ii) the lesser of (a) 3% of the Participant's Compensation or (b) the percentage at which Employer contributions are made for the key employee with the highest percentage. If the highest rate contributed on behalf of a key employee is less than 3%, amounts contributed as a result of a salary reduction agreement must be included in determining contributions made on behalf of key employees. Such minimum Employer contribution shall be made regardless of whether the Employee makes any contributions to the Plan in such Plan Year. Further, in the event the Participant also participates in a defined benefit plan of the Employer or Affiliates that is top-heavy, the Participant shall not receive the minimum top-heavy contribution provided above but shall accrue the minimum top-heavy benefit required under such other plan.

         (c) SS.415 LIMITS. If the Plan is top-heavy for any Plan Year, a factor of 1.0 shall be used instead of 1.25 in the denominators of the defined benefit plan and defined contribution plan fractions under Code Section 415(e).

         (d) VESTING. If the Plan is top-heavy for any Plan Year, the vesting schedule shall be Schedule B as set forth in Section 10.2, except for those who continue to be covered by Schedule A.

                                    SECTION X

                               VESTING OF ACCOUNTS

      10.1 401(K) AND ROLLOVER ACCOUNTS. A Participant shall at all times, regardless of his Years of Service, be 100% vested (i.e., possess a nonforfeitable interest) in his 401(k) Account and Rollover Account, if any.

      10.2 EMPLOYER ACCOUNTS. Subject to the following provisions of this
Section 10.2 and Section 10.3, the portion of a Participant's Employer Account (and, if applicable, Money Purchase Account) that is vested on any specified date shall be determined on the basis of his Years of Service in accordance with the following schedule:

            A. For those who are Employees on the Plan's effective date:

                      YEARS OF SERVICE         VESTED PERCENTAGE

                         less than 1                    0%
                             1                         20%
                             2                         40%
                         3 or more                    100%

            B. For those who become Employees after the Plan's effective date:

                     YEARS OF SERVICE         VESTED PERCENTAGE

                        less than 1                     0%
                             1                         20%
                             2                         40%
                             3                         60%
                             4                         80%
                         5 or more                    100%

Regardless of his Years of Service, however, a Participant who is an Employee on or after reaching his Normal Retirement Age shall be 100% vested in his Employer Account (and, if applicable, Money Purchase Account). Further, in the event a Participant's employment with the Employers and Affiliates is terminated by reason of Disability or death, he shall also be deemed to be 100% vested in the balance of his Employer Account (and, if applicable, Money Purchase Account).

             Notwithstanding the above vesting schedule, a Participant in a Merged Plan shall not at any time have a vested percentage less than that provided under the Merged Plan's vesting schedule.

             If a distribution is made to a Participant from his Employer Account (and, if applicable, Money Purchase Account) pursuant to Section XI when he is partially vested therein and he again becomes an Employee prior to incurring 5-consecutive Breaks in Service, the vested portion of his Employer Account (and, if applicable, Money Purchase Account) shall thereafter, until such time as he may become 100% vested or such Account is forfeited, be an amount ("X") determined by the formula: X = P (AB+D) - D. For purposes of applying the formula: P is the vested percentage at the relevant times; AB is the account balance at the relevant time; and D is the amount of the distribution.

      10.3 TERMINATION OF PLAN OR EMPLOYER CONTRIBUTIONS. In the event the Plan is terminated or partially terminated or the Employers' contributions under the Plan are completely discontinued, the vesting provisions contained in Section
10.2 shall be inapplicable to the affected Participants and each such Participant shall thereupon be 100% vested in his Employer Account (and Money Purchase Account, if any) as of the date of such discontinuance or termination and in any amount thereafter credited or allocated to such Account.

                                   SECTION XI

                DISTRIBUTIONS, FORFEITURES, WITHDRAWALS AND LOANS

      11.1 DISTRIBUTIONS. Upon the Participant's separation from service (within the meaning of Section 401(k) of the Code), the Participant shall be entitled to receive a distribution of the vested value of his Accounts. Unless the Participant elects to receive his Accounts in one of the optional forms of payment as provided below, payment shall be effected by purchasing with the Participant's vested Account balances an annuity contract which provides for a straight life annuity, if the Participant is not married, or, if the Participant is married, a joint and 50% survivor annuity with the Participant's spouse as the contingent annuitant from an insurance company selected by the Plan Administrator. Any annuity contract distributed pursuant to the Plan shall be nontransferable.

            The optional forms of payment available under the Plan are:

            Option 1: Life Annuity -- a level monthly benefit payable to the Participant for life.

            Option 2: Joint and Survivor Annuity -- a level monthly benefit payable to the Participant for life and, following the Participant's death, 50% (or, if elected by the Participant 75% or 100%) of such monthly benefit payable to his designated contingent annuitant, if then living, for life.

            Option 3: Installments -- substantially equal monthly, quarterly, semi-annual or annual benefits paid to the Participant for a specified period not exceeding the Participant's life expectancy or the joint life expectancy of the Participant and his Beneficiary (redetermined annually, if elected by the Participant), all as elected by the Participant with payments stopping at the end of the designated period certain; if the Participant dies prior to the end of the designated period, such benefits shall continue to be paid to the Participant's Beneficiary for the balance of such period certain.

            Option 4: Lump Sum -- all of the Participant's vested Account balances paid in a single lump sum payment in cash; however, an Account invested in the Company Stock Fund may be paid all in Company Stock or part in Company Stock (whole shares only) and part in cash at the election of the Participant.

The Plan Administrator shall furnish the Participants with general information concerning the forms of payments available within a reasonable period prior to their Annuity Starting Date. All optional forms shall be the actuarial equivalent of the single life annuity for the Participant.

            The Plan Administrator shall furnish the following information to the Participant within a reasonable period prior to the Annuity Starting Date:

            (a) a description or explanation, written in non-technical language, of the terms and conditions of the qualified joint and survivor annuity, if married, or the straight life annuity if not married,

            (b) the Participant's right to make, and the effect of, an election to waive the automatic annuity form of payment,

            (c) the rights of the Participant's spouse concerning the consent to any such election, and

            (d) the right to make, and the effect of a revocation of an election not to receive the automatic form.

If a Participant fails to make an election during the election period, such Participant shall be deemed to have elected the qualified joint and survivor annuity, if he is married, or the straight life annuity, if he is not married. The election period shall be the period of not more than 90 days and not less than 30 days prior to the Participant's Annuity Starting Date. A Participant may revoke and remake his election any number of times during the election period.

             No election to waive the joint and 50% survivor annuity made by a married Participant, other than an election of Option 2 with his spouse as his contingent annuitant, shall be effective unless the Participant's spouse consents in writing to such election, such election designates a beneficiary (or a form of benefits) which may not be changed without a new spousal consent and the spouse's consent acknowledges the effect of such election on the spouse's right to benefits under the Plan and is witnessed by a Plan representative or a notary public. The spousal consent requirement shall not apply if it is established to the satisfaction of the Plan Administrator that there is no spouse, the spouse cannot be located or due to such other circumstances as may be permitted by Treasury regulations.

      11.2 FORFEITURES. If the Participant's employment with all Affiliates is terminated prior to his being 100% vested in his Employer Account (or Money Purchase Account), the nonvested portion of his Employer Account (or Money Purchase Account) shall be forfeited as of the next Valuation Date; however, if a Participant who incurs a forfeiture again becomes an Employee prior to incurring five consecutive Breaks in Service, he may reinstate the earlier forfeited amount (unadjusted for any subsequent Trust earnings or losses) by repaying to the Plan in cash an amount equal to the distribution received (if any) prior to the earlier of incurring five consecutive Breaks in Service or the fifth anniversary of the date he again becomes an Employee. Any reinstated forfeited amounts shall be taken from current forfeitures or special Employer contributions. Any amounts forfeited not used to reinstate prior forfeitures shall be used to offset future Employer contributions under this Plan.

      11.3 AUTOMATIC CASHOUTS. In the event a terminated Participant's vested Account balances do not exceed $5,000 at any time prior to the commencement of payment of such Accounts, such vested Accounts shall be automatically paid in a lump sum as soon as reasonably practicable after such termination of employment or Valuation Date the vested Account does not exceed $5,000, if later, notwithstanding any election to the contrary. In the event a terminated Participant's vested Account balances exceed $5,000, such distribution shall not be made unless the Participant consents in writing to such distribution; provided, however, such distribution shall be made in all events as soon as reasonable practical on or next following the earliest of the date the Participant (i) dies, (ii) reaches age 65 or (iii) consents in writing to the distribution. Benefit payments to any Participant who reaches age 70-1/2 prior to 2000 (and to any 5% or more owner) must begin by April 1 of the calendar year following the year in which the individual attains age 70-1/2, whether or not the person has terminated service, unless such Participant (excluding any 5% or more owner) elects to defer distribution until his termination of employment.

             All distributions shall be made or commence not later than 60 days after the end of the Plan Year in which (i) the Participant terminates his service with the Employers and its Affiliates or (ii) reaches his Normal Retirement Age, whichever occurs last; provided, however, (x) in the event of the Participant's death prior to his Annuity Starting Date, such distribution shall in all events be made within five years of his date of death (or such longer period permitted by applicable regulations). The provisions of Code
Section 401(a)(9), including Treas. Reg. ss.1.401(a)(9)-2, are hereby incorporated by reference and shall control over any Plan provision in conflict therewith.

            Notwithstanding anything in the Plan to the contrary, except as provided in Section 11.6, amounts held in a Participant's 401(k) Account may not be distributable prior to the earlier of:

             (a) his separation from service, total and permanent disability, or death;

             (b) his attainment of age 59 1/2;

             (c) termination of the Plan without establishment of a successor plan;

             (d) the date of the sale or other disposition by the Employer to a corporation that is not an Employer of substantially all of the assets (within the meaning of Code Section 409(d)(2)) used by such corporation in a trade or business of such corporation with respect to a Participant who continues employment with the corporation acquiring such assets, provided the Employer continues to maintain the Plan; or

             (e) the date of the sale or other disposition by the Employer of its interest in a subsidiary (within the meaning of Code Section 409(d)(3)) to a corporation which is not an Affiliate with respect to a Participant who continues employment with such subsidiary, provided the Employer continues to maintain the Plan.

      11.4 LOANS. Loans shall be available to all Participants (and Beneficiaries) who are "parties in interest" to the Plan, within the meaning of ERISA, on a uniform and nondiscriminatory basis; provided, however, only two loans may be outstanding at any time during any Plan Year. A Participant (or Beneficiary) shall make his application for a loan to the Plan Administrator or its delegate. If married, the Participant's spouse must consent to such loan on a form approved by the Plan Administrator.

             Each loan shall be evidenced by a promissory note and shall be in an amount not exceeding the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan to the Participant during the one-year period ending on the day before the date on which the loan is made, over the outstanding balance of loans from the Plan to the Participant on the date on which such loan was made or (ii) one-half of the present value of Participant's vested Account balances under the Plan; however, in no event may a loan be taken from a Participant's Money Purchase Account nor shall the Money Purchase Account be considered in determining the amount available to be borrowed by a Participant. The minimum amount for which a loan can be made shall be $500. For purposes of the above limits in (i) and (ii) above, all plans of the Employer and its Affiliates shall be considered one plan. All loans shall be secured by one-half of the Participant's vested Accounts. Each loan shall be automatically segregated from the general investments of the Plan and shall be allocated solely to a separate loan account established for such borrowing Participant until the loan is repaid in full. All loans shall be payable in substantially equal installments (based on payroll periods) over a period not to exceed five years (unless used to purchase the principal residence of the Participant, in which event the maximum loan term shall not exceed 15 years) and shall bear interest at a reasonably commercially equivalent rate as established by the Plan Administrator and shall have such other terms as the Plan Administrator determines, which may include a charge for the Plan's estimated cost of establishing and maintaining the loan. Only two loans may be outstanding at any time to a Participant (only one of which may be a principal residence purchase loan).

             As a pre-condition to any loan, the Participant must, in writing, authorize his Employer to withhold from his Compensation each pay period the amount of the periodic installment payments which become due on the loan and to remit the same to the Trustee who shall apply such amount in reduction of the loan.

             Notwithstanding anything herein to the contrary, loan repayments will be suspended under this Plan as permitted under Code Section 414(u).

      11.5 ROLLOVER ACCOUNT WITHDRAWALS. A Participant who is an Employee may, subject to any applicable restrictions in a group insurance company investment contract of a fund concerning maximum amounts that may be withdrawn under the contract following the occurrence of certain contingent events, withdraw all or a designated portion of the current balance of his Rollover Account, if any, as of any Valuation Date by filing the appropriate form therefor with his Employer; provided, however, the amount of such withdrawal must be for at least $500 or the entire balance of such Rollover Account, whichever is less. In no event may more than two such withdrawals be made with respect to any Plan Year. A withdrawal shall be made in the automatic form of annuity provided in Section 11.1, unless the Participant elects a lump sum withdrawal with, if applicable, his spouse's consent as required by Section 11.1

      11.6 HARDSHIP WITHDRAWALS. By making a request with the Plan Administrator a Participant who is an Employee may make a hardship withdrawal from his 401(k) Account and, to the extent vested, his Employer Account, subject to the following. The Plan Administrator shall not approve any such request unless it finds that the Participant is facing a hardship creating an "immediate and heavy financial need" (as defined below) and the Participant has obtained all distributions, other than 401(k) hardship distributions, and all nontaxable loans currently available under the Plan and all other plans of the Employer and its Affiliates. The amount of the hardship withdrawal shall be limited to an amount that does not exceed the lesser of: (1) that amount which the Plan Administrator determines to be required to meet the immediate financial needs created by the hardship, including any amounts necessary to pay any taxes or penalties reasonably anticipated to result from the distribution, or (2) the amount of the 401(k) Account, but excluding all earnings credited to such 401(k) Account. Hardship withdrawals shall be taken first from the Participant's vested Employer Account. If a hardship distribution is made under the Plan, the restrictions set forth in subparagraph (b) below shall apply. The hardship withdrawal shall be made in cash as soon as practical after the date on which the Participant submitted the hardship request. The following standards shall be applied on a uniform and non-discriminatory basis in determining the existence of hardship:

            (a) A financial need shall be deemed to be an "immediate and heavy financial need" if it is on account of:

                  (1) Medical expenses described in Section 213(d) of the Code incurred or to be incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Section 152 of the Code) or necessary for such persons to obtain such medical care;

                  (2) Purchase (excluding mortgage payments) of a principal
            residence for the Participant;

                  (3) Payment of tuition, room and board and related educational fees for the next 12 months of post-secondary education for the Participant, his or her spouse, children, or dependents;

                  (4) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; or

                  (5) Any other "safe harbor" event set forth in the Treasury
            Regulations or other IRS announcements concerning hardships.

            (b)   Upon a hardship withdrawal,

                  (1) the Participant's contributions under the Plan, and all other plans (other than welfare benefit plans) maintained by the Employer and its Affiliates, will be suspended for 12 months, and

                  (2) the Participant may not make 401(k) contributions under the Plan, or contributions under all other plans (other than welfare benefit plans) maintained by the Employer and its Affiliates, for the Participant's taxable year immediately following the taxable year of the hardship distribution in excess of the applicable limit under Code Section 402(g) for such next taxable year less the amount of the Participant's elective 401(k) contributions for the taxable year of the hardship distribution.

A withdrawal shall be made in the automatic form of annuity provided in Section 11.1, unless the Participant elects a lump sum withdrawal with, if applicable, his spouse's consent as required by Section 11.1

      11.7 AGE 59 1/2 WITHDRAWALS. A Participant who is an Employee and age 59 1/2 or older may, subject to any applicable restrictions in a group insurance company investment contract of an investment fund concerning maximum amounts that may be withdrawn under the contract following the occurrence of certain contingent events, withdraw all or any designated portion of the current balance of his 401(k) Account and, to the extent vested, Employer Account; provided, however, the amount of such withdrawal must be for at least $500 or the entire balance of such Account, whichever is less, and in no event may more than one withdrawal be made pursuant to this Section 11.5 with respect to any Plan Year. A withdrawal shall be made in the automatic form of annuity provided in Section 11.1, unless the Participant elects a lump sum withdrawal with, if applicable, his spouse's consent as required by Section 11.1

      11.8 DIRECT ROLLOVER DISTRIBUTIONS. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributes in a direct rollover.

             Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributes and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; any hardship withdrawal from a 401(k) Account; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

             Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

             Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

             Direct rollover: A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributes.

      11.9 30-DAY WAIVER. If a distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than 30 days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

                  (1) the Plan Administrator clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

                  (2) the Participant, after receiving the notice, affirmatively elects a distribution.

      11.10 PRERETIREMENT SURVIVOR ANNUITY. In the event of the death of a married Participant prior to the Annuity Starting Date, the vested balance(s) of his Accounts shall be applied as soon as reasonably practicable to purchase an immediate single life annuity contract from an insurance company selected by the Plan Administrator for his spouse (the "preretirement survivor annuity");

however, the spouse may elect to receive an optional form of distribution (other than Option 2) in lieu of this life annuity. An annuity contract distributed under the Plan, must be nontransferable and must comply with the terms of this Plan. In the event of the death of an unmarried Participant (or a Participant who has designated someone other than his spouse as his Beneficiary, with the requisite consent of the spouse) prior to the Annuity Starting Date, his Accounts shall be distributed as soon as practicable in a lump sum payment to his Beneficiary.

      A married Participant may elect, by executing the election form prescribed by the Plan Administrator, not to be covered by the preretirement survivor annuity. Such election must be made during the election period described below. Any election may be revoked and subsequent elections may be made or revoked at any time during such election period. Any such election and any revocation of such election must be signed by the Participant's spouse and acknowledge the effect of such election on the spouse's right to benefits and further, the spouse's signature must be notarized, designate a specific beneficiary and specific form of payment that cannot be changed without a new spousal consent.

      The Plan Administrator shall furnish certain general information pertinent to this election to each Participant within the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year preceding the Plan Year in which the Participant attains age 35. With respect to an employee who becomes a Participant of the Plan after the date the general information is required to be furnished, such information shall be furnished on or about the date that such Participant begins participation in the Plan. The furnished information shall be written in accordance with such regulations as the Secretary of Treasury may prescribe and shall contain a general explanation of (i) the terms and conditions of preretirement survivor annuity (ii) the Participant's right to make and the effect of, an election or revocation of an election to waive the preretirement survivor annuity, and (iii) the rights of the Participant's spouse with respect to the preretirement survivor annuity. The Participant may make or revoke the election described in this Section 11.10 upon termination of employment or at any time beginning on the first day of the Plan Year in which the Participant attains age 35 and ending on the date of the Participant's death.

                                 SECTION XII

                           BENEFICIARY DESIGNATIONS

      12.1 DESIGNATION OF BENEFICIARIES. A Beneficiary designation and any revocation or change thereof shall be made in writing in such form as the Plan Administrator may from time to time prescribe and shall be effective when filed with the Employer. If more than one person is named, the Participant must indicate the share and/or precedence of each person and if the Participant's spouse is not his designated Beneficiary, his spouse must consent to such other beneficiary designation in writing, before a notary public, acknowledging the effect of such designation and no change (other than a revocation) may be made in such designation without a new spousal consent as provided herein. A Participant may change his designated Beneficiaries from time to time without notice to any Beneficiary but no such change shall be effective with respect to a married Participant (except for a designation of his spouse) unless a new spousal consent is obtained. Notwithstanding the above, a Participant's marriage or divorce shall automatically revoke his prior designation (but in the event of a divorce, only to the extent such designation is the Participant's former spouse) except to the extent otherwise required by a qualified domestic relations order.

            If no Beneficiary designation is in effect upon the death of a Participant, then any benefit payable under the Plan with respect to such Participant shall be paid in the following order of priority, to: his surviving spouse or, if none, the beneficiary designated by the Participant under the Employer's group term life insurance programs provided such Participant is covered by such program and has a beneficiary designation in effect thereunder, or, if none, to the administrator or executor of the estate of such Participant.

                                 SECTION XIII

                          SPECIAL PAYMENT PROVISIONS

      13.1 PAYMENTS TO MINORS AND INCOMPETENTS. If any person entitled to receive any benefits hereunder is legally incompetent by reason of minority or otherwise, the Plan Administrator may instruct the Trustee to make distribution to the parent(s), legal guardians or custodians of such person, and such distribution, whether in trust or not, shall constitute a complete discharge of all liability with respect to such benefit.

      13.2 NON-ASSIGNABILITY OF RIGHTS. Except for the right of a Participant to name one or more Beneficiaries to receive distribution of benefits upon death of a Participant or as otherwise provided by applicable law, none of the benefits, payments, proceeds, claims or rights of any person is or may become entitled to receive under the Plan, contingently or otherwise, shall be subject, through legal or equitable proceedings or otherwise, to any claim of any creditor of any such person prior to actual receipt thereof by such person, nor shall any such person have any right to assign, anticipate, transfer or encumber any of the benefits, payments, proceeds, claims or rights he may expect to receive, contingently or otherwise, under this Plan, and any such attempted assignment, anticipation, transfer or encumbrance shall be wholly and absolutely void; however, nothing herein shall prevent the Plan from complying with a qualified domestic relations order, within the meaning of Code Section 414(p). In that regard, an alternate payee under a qualified domestic relations order ("QDRO") may receive a distribution pursuant to the QDRO at any time, irrespective of whether the Participant has attained his earliest retirement age (as defined under Code Section 414(p) under the Plan), provided the order authorizes distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution.

                                 SECTION XIV

                             AFFILIATED COMPANIES

      14.1 ADOPTION OF PLAN. Any Affiliate which the Board or Plan Administrator shall declare eligible to adopt and participate in the Plan may adopt and become a party to this Plan and the Trust provided for herein subject to and upon such terms and conditions as the Board or Plan Administrator may prescribe. The Plan shall be effective with respect to each adopting Affiliate and its employees on such date as shall be approved by the Board or Plan Administrator and specified in the instruments executed by such Affiliate adopting the Plan.

            Upon adoption of the Plan by an Affiliate in accordance with the provisions of this Section 14.1, such Affiliate and its employees shall thereupon be governed and bound by all the terms and provisions of the Plan subject to the terms and conditions upon which such Affiliate adopted the Plan, and, so long as such Affiliate shall continue its participation in the Plan, it shall be an Employer hereunder.

      14.2 WITHDRAWAL FROM PLAN. Any Affiliate shall have the right to withdraw from the Plan by giving prior written notice to the Board and the Plan Administrator. Upon any such withdrawal, it shall cease to be an Employer under this Plan and shall not be eligible to again adopt and participate in this Plan unless it is again designated a participating Affiliate pursuant to Section 14.1; however, all Accounts for its Employees shall continue to be held under the Plan and Trust.

            In the event an Employer shall cease to be an Affiliate with the Company, unless provided otherwise by the Board and such Employer, such Employer shall be deemed to have withdrawn from the Plan.

      14.3 TERMINATION OF EMPLOYER PARTICIPATION BY BOARD. The Board or Plan Administrator may, in its absolute discretion, terminate the participation of any other Employer in the Plan by giving prior written notice to such Employer and the Trustee and the provisions of Section 14.2 shall be effective to such termination.

                                   SECTION XV

                            AMENDMENT AND TERMINATION

      15.1 RIGHT TO AMEND OR TERMINATE. It is the intention of the Company by its adoption hereof to create a permanent plan and to continue to make contributions hereunder indefinitely; nevertheless

            (a) the Board reserves and shall have the right to amend the Plan (including any funding agreement which forms a part hereof) in whole or in part at any time and from time to time;

            (b) the Board reserves and shall have the right to terminate the Plan in its entirety at any time, and such action by the Board shall be binding upon all Employers and their employees;

            (c) the Chief Executive Officer of the Company may make any amendments to the Plan or the funding agreement which do not materially increase the Company's obligations under the Plan or funding agreement; and

            (d) the Chief Executive Officer and/or the Plan Administrator may approve the adoption of the Plan by Affiliates and the merger of plans of Affiliates into the Plan, all on such terms as the Chief Executive Officer and/or Plan Administrator determines to be appropriate.

Written notice of any such action shall be given to the Trustee and the Participants affected thereby, specifying the effective date thereof, and any such action shall be evidenced by an instrument in writing and shall be filed with the Trustee. Each amendment of the Plan shall be binding on each other Employer. To the extent permitted by the Code, any amendment of the Plan may be made effective retroactively if it would be beneficial to the Participants to do so or such amendment is necessary or advisable in order to comply with the provisions of the Code or any rulings or regulations issued thereunder pertaining to employee profit sharing plans.

      15.2 RESTRICTIONS ON AMENDMENT. No amendment, change or modification shall be made in the Plan (including any funding agreement which forms a part hereof) which will adversely change the vesting schedule with respect to any Participant credited with three or more years of service; which would eliminate any "protected benefit" as defined in Code Section 411(d), except as permitted by regulations; which would subject a protected benefit to any Employer consent or discretion; or which will give any Employer any rights in funds contributed to the Trust or in any assets of the Trust (except under the circumstances and to the extent provided in Section 6.6).

      15.3 EFFECT OF DISSOLUTION OR EMPLOYER MERGER. This Plan shall automatically terminate upon the legal dissolution of the Company, upon the making of a general assignment of its assets for the benefit of its creditors, or upon expiration or forfeiture of its corporate charter. It shall likewise terminate upon the merger, consolidation or reorganization of the Company with any other corporation(s) or other business organization(s) unless the Company is a surviving corporation or such other corporation(s) or business organization(s) shall, by instrument in writing filed with the Plan Administrator and the Trustee assume the obligations of the Company hereunder. Written notice of any such automatic termination shall be given to the Trustee by the Plan Administrator.

      15.4 EFFECT OF PLAN MERGER, CONSOLIDATION OR TRANSFER OF ASSETS. If this Plan is merged or consolidated with any other plan, or its assets or liabilities are transferred to any other plan, each Participant shall be entitled to a benefit immediately after the merger, consolidation or transfer at least equal to the benefit he would have received if he had been entitled to a benefit immediately preceding the mergers consolidation or transfer and the Plan had then terminated.

      15.5 DISTRIBUTION UPON TERMINATION OF PLAN. As of the date of full and permanent termination of this Plan (other than by reason of the payment and distribution of all funds held in the Trust), the Trust shall be revalued as if such date were a Valuation Date and the balances of all Accounts shall be calculated in accordance with Section VIII. Upon such event, and prior to making any distributions from the Plan in connection therewith, the Company shall notify the Internal Revenue Service that the Plan has been terminated and shall obtain a ruling from the Internal Revenue Service as to the effect of such termination. The Plan Administrator shall then instruct the Trustee, after all obligations to and incurred by it have been paid and allocated to the Participant's Accounts as provided in Section VIII, to distribute to each Participant with respect to whom the Plan has been terminated, or his Beneficiary or Beneficiaries, the full amount then standing to the credit of such Participant's Accounts, such distribution to be made in accordance with
Section XII. If the Employer and Affiliates do not maintain any other qualified plan, such distribution may be made without the consent of the Participant (even if it exceeds $5,000), provided the Plan does not then provide for qualified joint and survivor annuities.

                                 SECTION XVI

                              GENERAL PROVISIONS

      16.1 EMPLOYER'S RIGHTS. The Employer's rights to discipline transfer, discharge or terminate the employment of Employees or to exercise its rights as to incidents and tenure of employment shall not be impaired or affected in any manner by reason of the existence of the Plan or any action taken under the Plan.

      16.2 NOTICE OF ADDRESS. Each Participant and each other person receiving or eligible to receive benefits under the Plan shall file with the Employer notice in writing of his post office address and each change of post office address. Any notice, statement or other communication addressed to any person at his last post office address filed with the Employer, or if no post office address was filed, then at last post office address of the Participant by reason of whose employment such benefit is payable as shown by the Employer's records, shall be binding upon such person for all purposes of the Plan. Neither the Plan Administrator, the Employers nor the Trustee shall be required or obligated to search for or ascertain the whereabouts of any person eligible to receive benefits under the Plan.

      16.3 COPIES OF PLAN AVAILABLE. Copies Of the Plan and any and all amendments thereto shall be made available at all reasonable times to all Employees of an Employer at such office(s) of the Employer as designated by the Plan Administrator.

      16.4 TITLES AND HEADINGS. The titles to and headings of Sections in the Plan are for convenience and reference only, and, in the event of any conflict, the text of the Plan rather than such titles or headings shall control.

      16.5 COUNTERPARTS. This Plan and all amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by any one counterpart.

      16.6 USERRA CREDIT. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

      16.7 APPLICABLE LAW. This Plan is created under and shall be governed, construed and administered in accordance with the laws of the State of Texas to the extent not preempted by ERISA or other applicable federal law.

            IN WITNESS WHEREOF, the following Employers have caused their duly authorized officers to execute this Plan on September 1, 1999, effective for all purposes as provided above.

                                          PENTACON, INC.


                                          By: /s/BRUCE TATEN
                                          Name:  Bruce Taten
                                          Title: Senior Vice President

                                 ATTACHMENT A

                          Pentacon, Inc. 401(k) Plan
                  (Investment funds as of September 1, 1999)

                          IRT Stable Value Fund
                          INVESCO Select Income Fund
                          Invesco Total Return Fund
                          IRT 500 Index Fund
                          INVESCO Value Equity Fund
                          AIM Blue Chip A IRT
                          International Equity Fund
                          AIM Small Cap Growth A
                          Company Stock Fund

                                 ATTACHMENT B
                             Pentacon 401(k) Plan

                             List of Merged Plans


PLAN                                                                   DATE
----                                                                  ------
1.    Maumee Industries, Inc. 401(k) Plan                             9-1-99
2.    Maumee Industries, Inc. Money Purchase Pension Plan and Trust   9-1-99
3.    Hoyt Fastner Corp. 401(k) Plan                                  9-1-99
4.    Champion Bolt Corporation Savings Plan                          9-1-99
5.    Champion Bolt 401(k) Plan                                       9-1-99
6.    Sales Systems, Ltd. 401(k) Profit Sharing Plan                  9-1-99
7.    D-Bolt Company, Inc. Profit Sharing Plan                        9-1-99
8.    D-Bolt Company, Inc. 401(k) Plan                                9-1-99
9.    ASI Aerospace Group Incorporated 401(k) Savings Plan            9-1-99
10.   Texas International Aviation 401(k) Plan                        9-1-99
11.   Alatec Products, Inc. 401(k) Plan